AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

BLUEROCK PRIVATE REAL ESTATE FUND

Pursuant to Article IX, Section 6 of the Amended and Restated Agreement and Declaration of Trust, dated September 26, 2025, as amended (the “Declaration”), of Bluerock Private Real Estate Fund (then named Bluerock Total Income+ Real Estate Fund) (the “Trust”), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below. Capitalized terms used herein and not otherwise defined herein are used as defined in the Declaration.

1.       Article III, Section 1

Article III, Section 1 of the Declaration is hereby amended by adding the language indicated with double-underlining and deleting the language with strikethrough as follows:

“Section 1. Division of Beneficial Interest. The beneficial interest in the Trust shall at all times be divided into Shares, all without par value. The number of Shares authorized hereunder is unlimited. The Board of Trustees may authorize the division of Shares into separate and distinct Series and the division of any Series into separate classes of Shares. The different Series and classes shall be established and designated, and the variations in the relative rights and preferences as between the different Series and classes shall be fixed and determined by the Board of Trustees without the requirement of Shareholder approval. If no separate Series or classes shall be established, the Shares shall have the rights and preferences provided for herein and in Article III, Section 6 hereof to the extent relevant and not otherwise provided for herein, and all references to Series and classes shall be construed (as the context may require) to refer to the Trust. The fact that a Series shall have initially been established and designated without any specific establishment or designation of classes (i.e., that all Shares of such Series are initially of a single class) shall not limit the authority of the Board of Trustees to establish and designate separate classes of said Series. The fact that a Series shall have more than one established and designated class, shall not limit the authority of the Board of Trustees to establish and designate additional classes of said Series, or to establish and designate separate classes of the previously established and designated classes.

The Board of Trustees shall have the power to issue Shares of the Trust, or any Series or class thereof, from time to time for such consideration ~~(but not less than the net asset value thereof)~~ and in such form as may be fixed from time to time pursuant to the direction of the Board of Trustees.

The Board of Trustees may hold as treasury shares, reissue for such consideration and on such terms as they may determine, or cancel, at their discretion from time to time, any Shares of any Series reacquired by the Trust. Shares held in the treasury shall not, until reissued, confer any voting rights on the Trustees, nor shall such Shares be entitled to any dividends or other distributions declared with respect to the Shares. The Board of Trustees may classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Series or class into one or more Series or classes that may be established and designated from time to time.

Notwithstanding the foregoing, the Trust and any Series thereof may acquire, hold, sell and otherwise deal in, for purposes of investment or otherwise, the Shares of any other Series of the Trust or Shares of the Trust, and such Shares shall not be deemed treasury shares or cancelled.

Subject to the provisions of Section 6 of this Article III, each Share shall have voting rights as provided in Article V hereof, and the Shareholders of any Series shall be entitled to receive dividends and distributions, when, if and as declared with respect thereto in the manner provided in Article IV, Section 3 hereof. No Share shall have any priority or preference over any other Share of the same Series or class with respect to dividends or distributions paid in the ordinary course of business or distributions upon dissolution of the Trust or of such Series or class made pursuant to Article VIII, Section 2 hereof (but subject to the rights and preferences with respect to separate classes of a Series). All dividends and distributions shall be made ratably among all Shareholders of a particular class of Series from the Trust Property held with respect to such Series according to the number of Shares of such class of such Series held of record by such Shareholders on the record date for any dividend or distribution. Shareholders shall have no preemptive or other right to subscribe to new or additional Shares or other securities issued by the Trust or any Series. The Trustees may from time to time divide or combine the Shares of any particular Series into a greater or lesser number of Shares of that Series. Such division or combination may not materially change the proportionate beneficial interests of the Shares of that Series in the Trust Property held with respect to that Series or materially affect the rights of Shares of any other Series.

Any Trustee, officer or other agent of the Trust, and any organization in which any such Person is interested, may acquire, own, hold and dispose of Shares of the Trust to the same extent as if such Person were not a Trustee, officer or other agent of the Trust; and the Trust may issue and sell or cause to be issued and sold and may purchase Shares from any such Person or any such organization subject only to the general limitations, restrictions or other provisions applicable to the sale or purchase of such Shares generally.”

2.       Article III, Section 3

Article III, Section 3 of the Declaration is hereby amended by adding the language indicated with double-underlining as follows:

“Section 3. Investments in the Trust. Investments may be accepted by the Trust from such Persons, at such times, on such terms, and for such consideration as the Board of Trustees may, from time to time, authorize. Each investment shall be credited to the individual Shareholder’s account in the form of full and fractional Shares of the Trust, in such Series or class as the purchaser may select, at the net asset value per Share next determined for such Series or class after receipt of the investment (or such other value as the Board of Trustees may determine, which for the avoidance of doubt may be greater than or less than the net asset value per Share); provided, however, that the Principal Underwriter may, pursuant to its agreement with the Trust, impose a sales charge upon investments in the Trust.”1

3.	Article VII, Section 1

Article VII, Section 1 of the Declaration is hereby amended by adding the language indicated with double-underlining and deleting the language with strikethrough as follows:

“Section 1. Determination of Net Asset Value. Subject to Article III, Section 6 hereof, the Board of Trustees shall have the power to fix an initial offering price for the Shares of any Series or class thereof ~~which shall yield to such Series or class not less than the net asset value thereof, at which price the Shares of such Series or class shall be offered initially for sale,~~ and to determine from time to time thereafter the offering price ~~which shall yield to such Series or class not less than the net asset value thereof from sales of the Shares of such Series or class; provided, however, that no Shares of a Series or class thereof shall be issued or sold for consideration which shall yield to such Series or class less than the net asset value of the Shares of such Series or class next determined after the receipt of the order (or at such other times set by the Board of Trustees), except in the case of Shares of such Series or class issued in payment of a dividend properly declared and payable~~ for the Shares of any Series of class thereof. Unless otherwise determined by the Board of Trustees, the offering price for the Shares of any Series or class thereof shall yield to such Series or class not less than the net asset value thereof from sales of the Shares of such Series or class next determined after the receipt of the order (or at such other times set by the Board of Trustees), except in the case of Shares of such Series or class issued in payment of a dividend properly declared and payable.”

4.	Article IX, Section 2

The second paragraph of Article IX, Section 2 of the Declaration is hereby amended by adding the language indicated with double-underlining as follows:

“Upon dissolution of the Trust (or a particular Series, as the case may be), the Trustees shall (in accordance with§ 3808 of the DSTA) pay or make reasonable provision to pay all claims and obligations of each Series (or the particular Series, as the case may be), including all contingent, conditional or unmatured claims and obligations known to the Trust, and all claims and obligations which are known to the Trust but for which the identity of the claimant is unknown. If there are sufficient assets held with respect to each Series of the Trust (or the particular Series, as the case may be), such claims and obligations shall be paid in full and any such provisions for payment shall be made in full. If there are insufficient assets held with respect to each Series of the Trust (or the particular Series, as the case may be), such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets (including without limitation, cash, securities or any combination thereof) held with respect to each Series of the Trust (or the particular Series, as the case may be) shall be distributed to the Shareholders of such Series, ratably according to the number of Shares of such Series held by the several Shareholders on the record date for such dissolution distribution (but subject to the rights and preferences with respect to separate classes, if any, of such Series).”

5.	This amendment has been duly adopted by the Trustees.

6.	Except as amended hereby, all provisions of the Declaration shall remain in full force and effect.

7.	This amendment may be executed in any number of counterparts, each of which shall be deemed an original.

8.	This amendment and the rights, obligations and remedies of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Delaware Act, including the provision that gives maximum freedom to contract, the other laws of the State of Delaware and the applicable provisions of the 1940 Act.

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IN WITNESS WHEREOF, the Trustees of Bluerock Private Real Estate Fund named below do hereby enter into this Amendment No. 1 to the Agreement and Declaration of Trust of Bluerock Private Real Estate Fund effective as of the 29th day of April, 2026.

/s/ R. Ramin Kamfar
R. Ramin Kamfar, Trustee

/s/ Ryan MacDonald
Ryan MacDonald, Trustee

/s/ Kamal Jafarnia
Kamal Jafarnia, Trustee

/s/ Romano Tio
Romano Tio, Trustee

/s/ I. Bobby Majumder
I. Bobby Majumder, Trustee

/s/ S. Sori Farsheed
S. Sori Farsheed, Trustee